Exhibit 99.1

7Ameriprise Financial, Inc. Ameriprise Financial Center Minneapolis, MN 55474

News Release

Ameriprise Financial Reports

Second Quarter 2017 Results

Second quarter 2017 net income per diluted share increased 27 percent to $2.50

Operating EPS increased 26 percent to $2.80

Second quarter 2017 return on equity excluding AOCI was 23.0 percent
 Operating ROE excluding AOCI was 25.2 percent or 27.7 percent before annual unlocking(1)

MINNEAPOLIS — July 25, 2017 — Ameriprise Financial, Inc. (NYSE: AMP) today reported second quarter 2017 net income of $393 million, up 17 percent compared to a year ago, or $2.50 per diluted share, up 27 percent. Operating earnings were $441 million, up 16 percent compared to a year ago, with operating earnings per diluted share of $2.80, up 26 percent.

GAAP Results — Second quarter

Net revenues of $3.0 billion increased 4 percent, or $114 million, from a year ago, primarily due to strong revenue growth in Advice & Wealth Management. Normalizing for the net impacts of transitioning advisory accounts to share classes without 12b-1 fees, net revenues increased 6 percent due to strong net revenue growth in Advice & Wealth Management from growth in client assets.

Expenses of $2.5 billion increased 1 percent, or $13 million, from a year ago, reflecting increased distribution expense from higher advisor productivity, as well as the market impact on variable annuity guaranteed benefits. General and administrative expenses declined 3 percent reflecting ongoing expense discipline.

Operating Results — Second quarter

Normalizing for the net impacts of transitioning advisory accounts to share classes without 12b-1 fees, operating net revenue increased 5 percent due to strong 13 percent net revenue growth in Advice & Wealth Management from growth in client assets. In total, operating net revenues of $3.0 billion increased 3 percent, or $94 million.

Operating expenses of $2.4 billion decreased 1 percent, or $14 million, from a year ago. General and administrative expenses declined 3 percent reflecting ongoing expense discipline.

The company continued to deliver a strong return to shareholders through share repurchases and dividends of $481 million in the quarter.

(1)                  Unlocking represents the company’s annual review of insurance and annuity valuation assumptions and model changes and the long term care review conducted in the third quarter.

“Ameriprise delivered strong results in the second quarter led by significant gains in wealth management,” said Jim Cracchiolo, chairman and chief executive officer. “We’re generating good growth that reflects the value of the advice and the solutions we provide our clients. In this low volatility environment, clients are putting their money to work, which fueled a record quarter for net inflows in fee-based investment advisory accounts at $4.5 billion and nice gains in advisor productivity.”

“We remain focused on serving our clients and supporting our advisors while we execute our strategy for growth and long-term value creation. As our fee-based businesses become even larger contributors of our earnings, we’re generating strong free cash flow that we invest for business growth and return to shareholders. In 2017, we’ve returned nearly $1 billion to shareholders and our return on equity remains among the highest in the industry.”

Ameriprise Financial, Inc.
Second Quarter Summary

	Quarter Ended June 30,		% Better/	Per Diluted Share Quarter Ended June 30,		% Better/
(in millions, except per share amounts, unaudited)	2017	2016	(Worse)	2017	2016	(Worse)
Net income	$393	$335	17%	$2.50	$1.97	27%
Adjustments, net of tax (1) (see reconciliation on p. 15)	48	44		0.30	0.26
Operating earnings (2)	$441	$379	16%	$2.80	$2.23	26%
Weighted average common shares outstanding:
Basic	155.1	168.3
Diluted	157.5	170.1

(1)      After-tax is calculated using the statutory tax rate of 35%.

(2)      The company believes the presentation of operating earnings best represents the economics of the business.  Operating earnings, after-tax, exclude the consolidation of certain investment entities; net realized investment gains or losses, net of deferred sales inducement costs (“DSIC”) and deferred acquisition costs (“DAC”) amortization, unearned revenue amortization and the reinsurance accrual; integration and restructuring charges; the market impact on variable annuity guaranteed benefits, net of hedges and related DSIC and DAC amortization; the market impact on indexed universal life benefits, net of hedges and related DAC amortization, unearned revenue amortization, and the reinsurance accrual; the market impact of hedges to offset interest rate changes on unrealized gains or losses for certain investments; and income or loss from discontinued operations.

Results in the quarter included certain notable items that are discussed in the segment commentary and detailed on page 14.

Taxes

The operating effective tax rate in the quarter was 24.5 percent compared to 20.4 percent a year ago. Taxes in the current quarter reflect the adoption of stock compensation accounting guidance, which had a favorable $4 million impact in the quarter. The company estimates that its full year 2017 operating effective tax rate will be approximately 23 percent.

Second Quarter 2017 Highlights

Ameriprise continues to transform its business mix, which enables a differentiated return of capital to shareholders and consistent investment in the business

•                  Total assets under management and administration increased 7 percent to $835 billion from Ameriprise advisor client net inflows.

•                  The company continued to deliver a differentiated level of capital return to shareholders while maintaining strong balance sheet fundamentals and excess capital position. The company repurchased 2.8 million shares of common stock for $352 million and paid $129 million in quarterly dividends.

Wealth Management continues to demonstrate strong results, including growth in fee-based assets, increased advisor productivity and margin expansion

•                  Advice & Wealth Management client assets increased to a record $512 billion from attracting more clients in the company’s target market of $500,000 to $5 million in investable assets and strong client net inflows.

•                  Fee-based investment advisory (wrap) net inflows were $4.5 billion in the quarter, bringing platform AUM to $222 billion, one of the largest in the industry. Wrap inflows grew for the fifth consecutive quarter and reached a new high.

•                  Ameriprise continues to improve the productivity of its 9,640 advisors by ensuring its advisors can deliver full service financial planning to clients through industry-leading technology and tools, as well as dedicated field leadership and support. The company remains an attractive destination for seasoned and productive advisors, with 81 experienced advisors joining the firm during the quarter.

•                  Ameriprise Financial was recognized as a leading financial services firm in the latest Temkin Group rankings in key industry categories:

•                  #1 in the investment industry in customer service

•                  #1 in forgiveness

•                  #2 in trust

•                  On July 1, the company closed its acquisition of Investment Professionals, Inc., an independent broker-dealer based in San Antonio, Texas specializing in the on-site delivery of investment programs for financial institutions, including banks and credit unions. The acquisition adds approximately 200 financial advisors and approximately $8 billion in assets and will be reflected in the company’s third quarter 2017 results.

Global asset management platform with broad capabilities and competitive margins

•                  Asset Management operating earnings increased 19 percent and adjusted net pretax operating margin was 37.7 percent reflecting AUM growth, stable fee rates and well controlled expenses. Asset Management AUM grew to $473 billion, reflecting market appreciation partially offset by net outflows.

•                  The vast majority of outflows in the quarter were related to low fee, former parent assets, most of which were event driven. The company has significant relationships with two large clients from previous acquisitions, and periodically our partners adjust their portfolios or we make changes to enhance financial performance that can result in an elevated level of outflows.

•                  Investment performance in equity, fixed income and multi-asset portfolios and institutional strategies remains strong. At quarter end, the company had 114 four- and five-star Morningstar-rated funds.

•                  Columbia Threadneedle Investments launched the Threadneedle US Disciplined Core Equities Fund and the Threadneedle European Social Bond Fund, which extends its social bond franchise beyond the UK and U.S. to provide access to European investors.

Values-based, client-focused firm

•                  Ameriprise was recognized as a Top 50 Best Place to Work by the employment site Indeed.com.

•                  Columbia Threadneedle Investments was named the Employer of the Year at the 2017 Women in Finance awards in the UK.

•                  Nearly 4,000 Ameriprise employees, advisors and clients came together on June 16 to provide food for people in need. Working at more than 200 hunger-relief events across the country, Ameriprise volunteers packaged and prepared meals to help the 1 in 8 Americans who struggle with hunger. The events were the first of two nationwide service days Ameriprise organizes in partnership with Feeding America® each year, reflecting the company’s ongoing commitment to help ensure hungry families and individuals have access to food.

Ameriprise Financial, Inc.
Advice & Wealth Management Segment Operating Results

	Quarter Ended June 30,		% Better/
(in millions, unaudited)	2017	2016	(Worse)
Advice & Wealth Management
Net revenues	$1,348	$1,250	8%
Expenses	1,057	1,029	(3)%
Pretax operating earnings	$291	$221	32%

Pretax operating margin	21.6%	17.7%

	Quarter Ended June 30,		% Better/
	2017	2016	(Worse)
Retail client assets (billions)	$512	$462	11%
Wrap net flows (billions)	$4.5	$2.3	94%
Brokerage cash balance (billions)	$25.6	$23.2	10%
Operating net revenue per branded advisor (trailing 12 months - thousands)	$541	$507	7%
Operating net revenue per branded advisor normalizing for the net impact of 12b-1 fee changes (quarterly - thousands)	$139	$122	14%

Advice & Wealth Management pretax operating earnings increased 32 percent to $291 million driven by asset growth, higher earnings on cash balances and well controlled expenses. This resulted in strong 390 basis points of margin expansion and a record pretax operating margin of 21.6 percent, up from 17.7 percent a year ago.

Operating net revenues were $1.3 billion reflecting strong net inflows into wrap accounts, higher earnings on cash balances and market appreciation. Operating net revenues grew 13 percent, normalizing for the 12b-1 fee net impacts during the quarter. Results in the quarter reflect the full impacts of the company’s transition to share classes without 12b-1 fees in advisory accounts, which reduced revenue by a net $54 million. Client asset growth remains strong as the company continues to see asset growth in fee-based wrap accounts outpacing growth in brokerage account balances.

Operating expenses increased 3 percent to $1.1 billion primarily from higher distribution expenses related to growth in client assets. General and administrative expenses were flat compared to a year ago, reflecting continued strong expense controls.

Total retail client assets increased to a high of $512 billion, driven by client net inflows, client acquisition and market appreciation. Wrap net inflows reached a new high of $4.5 billion in the quarter, which contributed to a 17 percent year-over-year increase in balances to $222 billion. Client cash balances were $25.6 billion, up from a year ago, and certificates balances grew to $6.2 billion.

Total advisors were 9,640 reflecting good recruiting and retention of advisors, with 81 experienced advisors moving their practices to Ameriprise in the quarter. Operating net revenue per advisor on a trailing 12-month basis increased to $541,000. Operating net revenue per advisor on a quarterly basis increased 14 percent after normalizing for the net impact from eliminating 12b-1 fees in advisory accounts.

Ameriprise Financial, Inc.

Asset Management Segment Operating Results

	Quarter Ended June 30,		% Better/
(in millions, unaudited)	2017	2016	(Worse)
Asset Management
Net revenues	$748	$739	1%
Expenses	572	591	3%
Pretax operating earnings	$176	$148	19%

Pretax operating margin	23.5%	20.0%
Adjusted net pretax operating margin (1)	37.7%	33.0%

Item included in operating earnings:
Resolution of legal matter	$—	$(9)	NM

	Quarter Ended June 30,		% Better/
	2017	2016	(Worse)
Total segment AUM (billions)	$473	$460	3%

Net Flows (billions)
Former parent company related net new flows	$(7.0)	$(2.3)	NM
Global Retail net flows, excl. former parent flows	(0.6)	0.2	NM
Global Institutional net flows, excl. former parent flows	(1.1)	(2.6)	58%
Total segment net flows	$(8.7)	$(4.7)	(85)%

(1) See reconciliation on page 17

NM  Not Meaningful — variance equal to or greater than 100%

Asset Management reported strong pretax operating earnings of $176 million, reflecting market appreciation partially offset by the cumulative impact of net outflows. The year ago quarter included a $9 million legal expense. Second quarter adjusted net pretax operating margin grew to 37.7 percent from 33.0 percent a year ago.

Operating net revenues grew 1 percent to $748 million driven by asset growth from market appreciation, partially offset by the cumulative impact of net outflows. Normalizing for the 12b-1 fee change, operating net revenues grew 3 percent. AUM increased 3 percent to $473 billion.

Operating expenses of $572 million decreased 3 percent reflecting well managed general and administrative expenses, lower distribution expenses from the 12b-1 fee change and the impact of foreign exchange rates, as well as a legal expense in the prior year period.

The vast majority of net outflows in the quarter were low fee, former parent assets, most of which related to specific events. The company has strong relationships with two large clients from previous acquisitions that periodically adjust their portfolios. In addition, we may make changes to enhance financial performance. These actions can result in an elevated level of outflows as the company experienced in the quarter.

•                  Zurich outflows were $4.5 billion in the quarter and included $3.6 billion of low fee pension assets.

•                  U.S. Trust outflows of $2.5 billion were elevated in the quarter and included $1.5 billion related to mutually agreed upon actions we took for low fee fixed income products that will improve the economics of the business over time.

In global third party institutional, outflows were $1.1 billion. Equity and fixed income mandates funded as expected but these inflows were more than offset by $800 million of CDO liquidations and a $500 million outflow from a large client seeking liquidity.

Global retail outflows were $600 million, excluding former parent relationships. In U.S. retail, outflows were $1.1 billion, reflecting industry pressures on active strategies and reinvested dividends. In EMEA, net inflows were $500 million reflecting good traction in European equity funds.

In the quarter, the company made progress on the multiple strategies in place to address industry flow pressures, including focusing our product offerings in categories where industry assets are flowing and enhancing marketing and distribution effectiveness. The Solutions platform is gaining traction, including gross sales of more than $500 million for the Adaptive Risk Allocation fund in the U.S. and the Dynamic Real Return fund in the UK.

Ameriprise Financial, Inc.

Annuities Segment Operating Results

	Quarter Ended June 30,		% Better/
(in millions, unaudited)	2017	2016	(Worse)
Annuities
Net revenues	$627	$619	1%
Expenses	485	473	(3)%
Pretax operating earnings	$142	$146	(3)%

Variable annuity pretax operating earnings	$127	$118	8%
Fixed annuity pretax operating earnings	15	28	(46)%
Total pretax operating earnings	$142	$146	(3)%

Item included in operating earnings:
Market impact on DAC and DSIC (mean reversion)	$9	$1	NM

	Quarter Ended June 30,		% Better/
	2017	2016	(Worse)
Variable annuity ending account balances (billions)	$77.4	$74.6	4%
Variable annuity net flows (millions)	$(1,009)	$(512)	(97)%
Fixed annuity ending account balances (billions)	$9.6	$10.3	(7)%
Fixed annuity net flows (millions)	$(243)	$(256)	5%

NM  Not Meaningful — variance equal to or greater than 100%

Annuities pretax operating earnings were $142 million compared to $146 million a year ago.

Variable annuity operating earnings were $127 million compared to $118 million a year ago. Increased earnings reflect equity market growth and a favorable market impact on DAC/DSIC, partially offset by the ongoing impact of unlocking and a higher lapse rate. Variable annuity account balances increased 4 percent to $77 billion due to market appreciation partially offset by net outflows. Variable annuity net outflows increased to $1 billion due to an 11 percent decline in cash sales and an increase in lapse rates, both in line with industry trends.

Fixed annuity operating earnings decreased to $15 million reflecting continued spread compression given the extended period of low interest rates and lower account balances. In addition, the prior year included a $4 million benefit from higher than expected mortality rates for income annuity contract holders. Account balances declined 7 percent from limited new product sales and higher lapses.

Ameriprise Financial, Inc.

Protection Segment Operating Results

	Quarter Ended June 30,		% Better/
(in millions, unaudited)	2017	2016	(Worse)
Protection
Net revenues	$517	$538	(4)%
Expenses	466	500	7%
Pretax operating earnings	$51	$38	34%

Life and Health insurance net revenues	$256	$257	—%
Life and Health insurance expenses	187	185	(1)%
Life and Health insurance pretax operating earnings	$69	$72	(4)%

Auto and Home net revenues	$261	$281	(7)%
Auto and Home expenses	279	315	11%
Auto and Home pretax operating loss	$(18)	$(34)	47%

Items included in operating earnings:
Market impact on DAC (mean reversion)	$—	$—	—%
Auto and Home catastrophe losses	(44)	(37)	(19)%
Total protection impact	$(44)	$(37)	(19)%

	Quarter Ended June 30,		% Better/
	2017	2016	(Worse)
Life insurance in force (billions)	$196	$196	—%
VUL/UL ending account balances (billions)	$12.0	$11.2	7%
Auto and Home policies in force (thousands)	937	956	(2)%

Protection pretax operating earnings were $51 million compared to $38 million a year ago.

Life and Health insurance earnings declined to $69 million from $72 million a year ago reflecting the low interest rate environment. Overall claims experience remains within expected ranges; the disability income loss ratio was worse than a year ago when claims were unusually favorable. VUL/UL cash sales were up 18 percent to $78 million.

Auto & Home loss performance continued to improve from rate increases, enhanced underwriting and claims processing, as well as additional use of reinsurance to manage catastrophe risk. The $18 million loss in the quarter reflected improved underlying business performance that was more than offset by $44 million of net catastrophe losses. Consistent with the industry, catastrophe losses were elevated from hail storms in Colorado, Texas and Minnesota. Gross catastrophe losses were substantially mitigated by reinsurance programs established earlier this year.

Ameriprise Financial, Inc.

Corporate & Other Segment Operating Results

	Quarter Ended June 30,		% Better/
(in millions, unaudited)	2017	2016	(Worse)
Corporate & Other, Excluding Long Term Care
Pretax operating loss	$(73)	$(76)	4%

Long Term Care
Pretax operating loss	$(3)	$(1)	NM

Items included in operating earnings:
DOL planning and implementation expenses	$(8)	$(7)	(14)%
Resolution of legal matter	—	(14)	NM
Loss on sale of operations center real estate	—	(4)	NM
Total corporate & other impact	$(8)	$(25)	68%

NM Not Meaningful — variance equal to or greater than 100%

Corporate & Other pretax operating loss excluding long term care was $73 million for the quarter and included higher compensation-related expenses and other timing differences. Incremental DOL expenses were $8 million, down from $10 million in the first quarter of 2017. DOL-related expenses are expected to continue to trend down in the second half of the year as the company prepares for the January 2018 effective date.

Long Term Care pretax operating loss was $3 million in the quarter.

Contacts

Investor Relations:	Media Relations:

Alicia A. Charity	Paul W. Johnson
Ameriprise Financial	Ameriprise Financial
(612) 671-2080	(612) 671-0625
alicia.a.charity@ampf.com	paul.w.johnson@ampf.com

Chad J. Sanner
Ameriprise Financial
(612) 671-4676
chad.j.sanner@ampf.com

At Ameriprise Financial, we have been helping people feel confident about their financial future for more than 120 years. With a nationwide network of 10,000 financial advisors and extensive asset management, advisory and insurance capabilities, we have the strength and expertise to serve the full range of individual and institutional investors’ financial needs. For more information, visit ameriprise.com.

Ameriprise Financial Services, Inc. offers financial planning services, investments, insurance and annuity products. Columbia Funds are distributed by Columbia Management Investment Distributors, Inc., member FINRA and managed by Columbia Management Investment Advisers, LLC. Threadneedle International Limited is an SEC- and FCA-registered investment adviser affiliate of Columbia Management Investment Advisers, LLC based in the U.K. Auto and home insurance is underwritten by IDS Property Casualty Insurance Company, or in certain states, Ameriprise Insurance Company, both in De Pere, WI. RiverSource insurance and annuity products are issued by RiverSource Life Insurance Company, and in New York only by RiverSource Life Insurance Co. of New York, Albany, New York. Only RiverSource Life Insurance Co. of New York is authorized to sell insurance and annuity products in the state of New York. These companies are all part of Ameriprise Financial, Inc. CA License #0684538. RiverSource Distributors, Inc. (Distributor), Member FINRA.

Forward-Looking Statements

This news release contains forward-looking statements that reflect management’s plans, estimates and beliefs. Actual results could differ materially from those described in these forward-looking statements. Examples of such forward-looking statements include:

•                  The statement in this news release that the fee-based businesses will become larger contributors to total earnings over time;

•                  the statement that the company estimates that its full year 2017 operating effective tax rate will be approximately 23 percent;

•                  the statement that DOL-related expenses are expected to trend down in the second half of the year;

•                  statements of the company’s plans, intentions, positioning, expectations, objectives or goals, including those relating to asset flows, mass affluent and affluent client acquisition strategy, client retention and growth of our client base, financial advisor productivity, retention, recruiting and enrollments, the introduction, cessation, terms or pricing of new or existing products and services, acquisition integration, general and administrative costs, consolidated tax rate, return of capital to shareholders, and excess capital position and financial flexibility to capture additional growth opportunities;

•                  other statements about future economic performance, the performance of equity markets and interest rate variations and the economic performance of the United States and of global markets; and

•                  statements of assumptions underlying such statements.

The words “believe,” “expect,” “anticipate,” “optimistic,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely,” “forecast,” “on pace,” “project” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from such statements.

Such factors include, but are not limited to:

•                  conditions in the interest rate, credit default, equity market and foreign exchange environments, including changes in valuations, liquidity and volatility;

•                  changes in and the adoption of relevant accounting standards and securities rating agency standards and processes, as well as changes in the litigation and regulatory environment, including ongoing legal proceedings and regulatory actions, the frequency and extent of legal claims threatened or initiated by clients, other persons and regulators, and developments in regulation and legislation, including the rules, exemptions and regulations implemented or that may be implemented or modified in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act or in light of the U.S. Department of Labor rule and exemptions pertaining to the fiduciary status of investment advice providers to 401(k) plan, plan sponsors, plan participants and the holders of individual retirement or health savings accounts;

•                  investment management performance and distribution partner and consumer acceptance of the company’s products;

•                  effects of competition in the financial services industry, including pricing pressure, the introduction of new products and services and changes in product distribution mix and distribution channels;

•                  changes to the company’s reputation that may arise from employee or advisor misconduct, legal or regulatory actions, perceptions of the financial services industry generally, improper management of conflicts of interest or otherwise;

•                  the company’s capital structure, including indebtedness, limitations on subsidiaries to pay dividends, and the extent, manner, terms and timing of any share or debt repurchases management may effect as well as the opinions of rating agencies and other analysts and the reactions of market participants or the company’s regulators, advisors, distribution partners or customers in response to any change or prospect of change in any such opinion;

•                  changes to the availability and cost of liquidity and the Company’s credit capacity that may arise due to shifts in market conditions, the Company’s credit ratings and the overall availability of credit;

•                  risks of default, capacity constraint or repricing by issuers or guarantors of investments the company owns or by counterparties to hedge, derivative, insurance or reinsurance arrangements or by manufacturers of products the company distributes, experience deviations from the company’s assumptions regarding such risks, the evaluations or the prospect of changes in evaluations of any such third parties published by rating agencies or other analysts, and the reactions of other market participants or the company’s regulators, advisors, distribution partners or customers in response to any such evaluation or prospect of changes in evaluation;

•                  experience deviations from the company’s assumptions regarding morbidity, mortality and persistency in certain annuity and insurance products, or from assumptions regarding market returns assumed in valuing or unlocking DAC and DSIC or market volatility underlying our valuation and hedging of guaranteed living benefit annuity riders, or from assumptions regarding interest rates assumed in our loss recognition testing of our Long Term Care business, or from assumptions regarding anticipated claims and losses relating to our automobile and home insurance products;

•                  changes in capital requirements that may be indicated, required or advised by regulators or rating agencies;

•                  the impacts of the company’s efforts to improve distribution economics and to grow third party distribution of its products;

•                  the ability to pursue and complete strategic transactions and initiatives, including acquisitions, divestitures, restructurings, joint ventures and the development of new products and services;

•                  the ability to realize the financial, operating and business fundamental benefits of strategic transactions and initiatives the company has completed, is pursuing or may pursue in the future, which may be impacted by the ability to obtain regulatory approvals, the ability to effectively manage related expenses and by market, business partner and consumer reactions to such strategic transactions and initiatives;

•                  the ability and timing to realize savings and other benefits from re-engineering and tax planning;

•                  interruptions or other failures in our communications, technology and other operating systems, including errors or failures caused by third party service providers, interference or failures caused by third party attacks on our systems, or the failure to safeguard the privacy or confidentiality of sensitive information and data on such systems; and

•                  general economic and political factors, including consumer confidence in the economy and the financial industry, the ability and inclination of consumers generally to invest as well as their ability and inclination to invest in financial instruments and products other than cash and cash equivalents, the costs of products and services the company consumes in the conduct of its business, and applicable legislation and regulation and changes therein (such as the June 2016 UK referendum on membership in the European Union and the uncertain regulatory environment in the U.S. after the recent U.S. election), including tax laws, tax treaties, fiscal and central government treasury policy, and policies regarding the financial services industry and publicly held firms, and regulatory rulings and pronouncements.

Management cautions the reader that the foregoing list of factors is not exhaustive. There may also be other risks that management is unable to predict at this time that may cause actual results to differ materially from those in forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Management undertakes no obligation to update publicly or revise any forward-looking statements. The foregoing list of factors should be read in conjunction with the “Risk Factors” discussion under Part 1, Item 1A of and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2016 available at ir.ameriprise.com.

The financial results discussed in this news release represent past performance only, which may not be used to predict or project future results. The financial results and values presented in this news release and the below-referenced Statistical Supplement are based upon asset valuations that represent estimates as of the date of this news release and may be revised in the company’s Quarter Report on Form 10-Q for the quarter ended June 30, 2017. For information about Ameriprise Financial entities, please refer to the Second Quarter 2017 Statistical Supplement available at ir.ameriprise.com and the tables that follow in this news release.

Ameriprise Financial announces financial and other information to investors through the company’s investor relations website at ir.ameriprise.com, as well as SEC filings, press releases, public conference calls and webcasts. Investors and others interested in the company are encouraged to visit the investor relations website from time to time, as information is updated and new information is posted. The website also allows users to sign up for automatic notifications in the event new materials are posted. The information found on the website is not incorporated by reference into this release or in any other report or document the company furnishes or files with the SEC.

Ameriprise Financial, Inc.

After-tax(1) Items Included in Operating Earnings

		Per Diluted Share
	Quarter Ended	Quarter Ended
(in millions, except per share amounts, unaudited)	June 30, 2017	June 30, 2017
Auto & Home catastrophe losses	$(29)	$(0.18)
Market Impact on DAC/DSIC	$6	$0.04
Tax benefit from adopting new accounting standard	$4	$0.03
DOL planning and implementation expenses	$(5)	$(0.03)

(1)All items except the Tax benefit are shown after-tax using the statutory tax rate of 35%.

Reconciliation Tables

Ameriprise Financial, Inc.

Reconciliation Table: Earnings

			Per Diluted Share
	Quarter Ended		Quarter Ended
	June 30,		June 30,
(in millions, except per share amounts, unaudited)	2017	2016	2017	2016
Net income	$393	$335	$2.50	$1.97
Less: Net income (loss) attributable to consolidated investment entities	—	—	—	—
Add: Market impact on variable annuity guaranteed benefits (1)	80	58	0.51	0.34
Add: Market impact on indexed universal life benefits (1)	6	(5)	0.04	(0.03)
Add: Market impact of hedges on investments (1)	8	19	0.05	0.11
Add: Net realized investment (gains) losses (1)	(20)	(5)	(0.13)	(0.03)
Add: Tax effect of adjustments (2)	(26)	(23)	(0.17)	(0.13)
Operating earnings	$441	$379	$2.80	$2.23
Weighted average common shares outstanding:
Basic	155.1	168.3
Diluted	157.5	170.1

(1)     Pretax operating adjustment.

(2)     Calculated using the statutory tax rate of 35%.

Ameriprise Financial, Inc.

Reconciliation Table: Total Net Revenues

	Quarter Ended
	June 30,
(in millions, unaudited)	2017	2016
Total net revenues	$2,985	$2,871
Less: CIEs revenue	25	26
Less: Net realized investment gains (losses)	21	5
Less: Market impact on indexed universal life benefits	(3)	3
Less: Market impact of hedges on investments	(8)	(19)
Operating total net revenues	2,950	2,856
Less: Net impacts of transitioning advisory accounts to share classes without 12b-1 fees	10	64
Operating total net revenues excluding 12b-1 impact	$2,940	$2,792

Ameriprise Financial, Inc.

Reconciliation Table: Total Expenses

	Quarter Ended
	June 30,
(in millions, unaudited)	2017	2016
Total expenses	$2,474	$2,461
Less: CIEs expenses	24	25
Less: Market impact on variable annuity guaranteed benefits	80	58
Less: Market impact on indexed universal life benefits	3	(2)
Less: DAC/DSIC offset to net realized investment gains (losses)	1	—
Operating expenses	$2,366	$2,380

Ameriprise Financial, Inc.

Reconciliation Table: Pretax Operating Earnings

	Quarter Ended
	June 30,
(in millions, unaudited)	2017	2016
Operating total net revenues	$2,950	$2,856
Operating expenses	2,366	2,380
Pretax operating earnings	$584	$476

Ameriprise Financial, Inc.
Reconciliation Table: General and Administrative Expense

	Quarter Ended
	June 30,
(in millions, unaudited)	2017	2016
General and administrative expense	$739	$763
Less: CIEs expenses	2	1
Operating general and administrative expense	$737	$762

Ameriprise Financial, Inc.
Reconciliation Table: Effective Tax Rate

	Quarter Ended June 30, 2017
(in millions, unaudited)	GAAP	Operating
Pretax income	$511	$584
Income tax provision	$118	$143
Effective tax rate	23.1%	24.5%

Ameriprise Financial, Inc.
Reconciliation Table: Effective Tax Rate

	Quarter Ended June 30, 2016
(in millions, unaudited)	GAAP	Operating
Pretax income	$410	$476
Income tax provision	$75	$97
Effective tax rate	18.4%	20.4%

Ameriprise Financial, Inc.

Reconciliation Table: Advice & Wealth Management Operating Net Revenues

	Quarter Ended June 30,
(in millions, unaudited)	2017	2016
Operating net revenues	$1,348	$1,250
Less: Net impact of transitioning advisory accounts to share classes without 12b-1 fees	10	64
Operating total net revenues normalized for 12b-1 impact	$1,338	$1,186

Ameriprise Financial, Inc.

Reconciliation Table: Asset Management Operating Net Revenues

	Quarter Ended June 30,
(in millions, unaudited)	2017	2016
Operating net revenues	$748	$739
Less: Net impact of transitioning advisory accounts to share classes without 12b-1 fees	—	13
Operating total net revenues normalized for 12b-1 impact	$748	$726

Ameriprise Financial, Inc.

Reconciliation Table: Asset Management Adjusted Net Pretax Operating Margin

	Quarter Ended June 30,
(in millions, unaudited)	2017	2016
Operating total net revenues	$748	$739
Less: Distribution pass through revenues	195	203
Less: Subadvisory and other pass through revenues	91	88
Adjusted operating revenues	$462	$448

Pretax operating earnings	$176	$148
Less: Operating net investment income	6	5
Add: Amortization of intangibles	4	5
Adjusted operating earnings	$174	$148

Pretax operating margin	23.5%	20.0%
Adjusted net pretax operating margin	37.7%	33.0%

Ameriprise Financial, Inc.

Reconciliation Table: Return on Equity (ROE) Excluding Accumulated
Other Comprehensive Income “AOCI”

	Twelve Months Ended
	June 30,
(in millions, unaudited)	2017	2016
Net income	$1,411	$1,453
Less: Adjustments (1)	(132)	(174)
Operating earnings	1,543	1,627
Less: Unlocking, net of tax (2)	(153)	27
Operating earnings excluding unlocking	$1,696	$1,600

Total Ameriprise Financial, Inc. shareholders’ equity	$6,520	$7,355
Less: Accumulated other comprehensive income, net of tax	390	459
Total Ameriprise Financial, Inc. shareholders’ equity excluding AOCI	6,130	6,896
Less: Equity impacts attributable to the consolidated investment entities	—	114
Operating equity	$6,130	$6,782

Return on equity excluding AOCI	23.0%	21.1%
Operating return on equity excluding AOCI (3)	25.2%	24.0%
Operating return on equity excluding AOCI and unlocking	27.7%	23.6%

(1)     Adjustments reflect the trailing twelve months’ sum of after-tax net realized investment gains/losses, net of deferred sales inducement costs (“DSIC”) and deferred acquisition costs (“DAC”) amortization, unearned revenue amortization and the reinsurance accrual; market impact on variable annuity guaranteed benefits, net of hedges and related DSIC and DAC amortization; the market impact on indexed universal life benefits, net of hedges and related DAC amortization, unearned revenue amortization, and the reinsurance accrual; the market impact of hedges to offset interest rate changes on unrealized gains or losses for certain investments; integration/restructuring charges; and the impact of consolidating certain investment entities.  After-tax is calculated using the statutory tax rate of 35%.

(2)     After-tax is calculated using the statutory tax rate of 35%.

(3)     Operating return on equity excluding accumulated other comprehensive income (AOCI) is calculated using the trailing twelve months of earnings excluding the after-tax net realized investment gains/losses, net of deferred sales inducement costs (“DSIC”) and deferred acquisition costs (“DAC”) amortization, unearned revenue amortization and the reinsurance accrual; market impact on variable annuity guaranteed benefits, net of hedges and related DSIC and DAC amortization; the market impact on indexed universal life benefits, net of hedges and related DAC amortization, unearned revenue amortization, and the reinsurance accrual; the market impact of hedges to offset interest rate changes on unrealized gains or losses for certain investments; integration/restructuring charges; the impact of consolidating certain investment entities; and discontinued operations in the numerator, and Ameriprise Financial shareholders’ equity excluding AOCI and the impact of consolidating investment entities using a five-point average of quarter-end equity in the denominator.  After-tax is calculated using the statutory tax rate of 35%.

Ameriprise Financial, Inc.
Consolidated GAAP Results

	Quarter Ended June 30,		% Better/
(in millions, unaudited)	2017	2016	(Worse)
Revenues
Management and financial advice fees	$1561	$1,439	8%
Distribution fees	430	448	(4)
Net investment income	391	372	5
Premiums	348	372	(6)
Other revenues	267	248	8
Total revenues	2,997	2,879	4
Banking and deposit interest expense	12	8	(50)
Total net revenues	2,985	2,871	4

Expenses
Distribution expenses	832	803	(4)
Interest credited to fixed accounts	171	158	(8)
Benefits, claims, losses and settlement expenses	611	597	(2)
Amortization of deferred acquisition costs	69	87	21
Interest and debt expense	52	53	2
General and administrative expense	739	763	3
Total expenses	2,474	2,461	(1)
Pretax income	511	410	25
Income tax provision	118	75	(57)
Net income	$393	$335	17